July 18, 2024

Niran Baruch
Chief Financial Officer
AUDIOCODES LTD
1 Hayarden Steet
Airport City Lod 7019900, Israel

       Re: AUDIOCODES LTD
           Form 20-F for the Year Ended December 31, 2023
           Form 6-K furnished May 7, 2024
           File No. 000-30070
Dear Niran Baruch:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of
Manufacturing